Exhibit 3.2

MARINA BIOTECH, INC.

CERTIFICATE OF DESIGNATIONS OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

SERIES B PREFERRED STOCK

The undersigned, Philip C. Ranker, hereby certifies that:

1.    He is the Interim Chief Financial Officer and Secretary of Marina Biotech, Inc., a Delaware corporation (the “Corporation”).

2.    The Corporation is authorized to issue 100,000 shares of preferred stock.

3.    The following resolutions were duly adopted by the Board of Directors:

WHEREAS, the Articles of Incorporation of the Corporation provides for a class of its authorized stock known as preferred stock, comprised of 100,000 shares, $0.01 par value per share (the Preferred Stock”), issuable from time to time in one or more series;

WHEREAS, the Board of Directors of the Corporation is authorized to fix the dividend rights, dividend rate, voting rights, conversion rights, rights and terms of redemption and liquidation preferences of any wholly unissued series of Preferred Stock and the number of shares constituting any series and the designation thereof, of any of them; and

WHEREAS, it is the desire of the Board of Directors of the Corporation, pursuant to its authority as aforesaid, to fix the rights, preferences, restrictions and other matters relating to a series of Preferred Stock, which shall consist of up to 1,000 shares of the Preferred Stock which the Corporation has the authority to issue, as follows:

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby provide for the issuance of a series of Preferred Stock for cash or exchange of other securities, rights or property and does hereby fix and determine the rights, preferences, restrictions and other matters relating to such series of Preferred Stock as follows:

TERMS OF PREFERRED STOCK

1.    Designation, Amount and Par Value.    The series of Preferred Stock shall be designated as the Corporation’s Series B Preferred Stock (the “Series B Preferred Stock”) and the number of shares so designated shall be 1,000 (which shall not be subject to increase without the consent of all of the holders of the Series B Preferred Stock (each a “Holder” and collectively, the “Holders”).

Each share of Series B Preferred Stock shall have a $0.01 par value per share. Shares of Series B Preferred Stock shall only be issued in respect of the transactions contemplated by the certain Securities Purchase Agreement, dated on or about December 22, 2011, by and between the Corporation and Socius CG II, Ltd., and as Dividends (as defined below) thereon.

2.    Ranking. The Series B Preferred Stock shall, with respect to dividend rights and rights upon liquidation, winding-up or dissolution, rank:

a.    senior to the Corporation’s common stock, $0.006 par value per share (“Common Stock”), the Corporation’s Series A Junior Participating Preferred Stock, and any other class or series of Preferred Stock of the Corporation or a class or series of Preferred Stock of the Corporation that the Corporation intends to cause to be listed for trading or quoted on any one of the NASDAQ Capital Market, the NASDAQ Global Market, the NASDAQ Global Select Market, the NYSE Amex, the New York Stock Exchange, the OTC Bulletin Board, the OTCQX or the OTCQB (collectively, together with any warrants, rights, calls or options exercisable for or convertible into such Preferred Stock, the “Junior Shares”);

b.    junior to all existing and future indebtedness of the Corporation and any class or series of Preferred Stock of the Corporation that the Corporation intends to cause to be listed for trading or quoted on any one of the NASDAQ Capital Market, the NASDAQ Global Market, the NASDAQ Global Select Market, the NYSE Amex, the New York Stock Exchange, the OTC Bulletin Board, the OTCQX or the OTCQB (collectively, together with any warrants, rights, calls or options exercisable for or convertible into such Preferred Stock, the “Senior Shares”).

3.    Dividends and Other Distributions. Commencing on the date of the issuance of any share of Series B Preferred Stock (in each case, the “Issuance Date”), Holders of Series B Preferred Stock shall be entitled to receive dividends on each outstanding share of Series B Preferred Stock (“Dividends”), which shall accrue on a cumulative basis in shares of Series B Preferred Stock at a rate equal to 10.0% per annum from the respective Issuance Date.

a.    Any calculation of the amount of such Dividends payable pursuant to the provisions of this Section 3 shall be made based on a 365-day year and on the number of days actually elapsed during the applicable period, compounded annually. Dividends hereunder shall accrue on a daily basis.

b.    Accrued Dividends shall be paid upon redemption of the Series B Preferred Stock in accordance with Sections 5 and 6, and shall be redeemed at such time as part of such redemption.

c.    So long as any shares of Series B Preferred Stock are outstanding, no dividends or other distributions will be paid, declared or set apart with respect to any Junior Shares unless all Dividends, including accrued Dividends, have been first paid.

4.    Protective Provision. So long as any shares of Series B Preferred Stock are outstanding, the Corporation shall not, without the affirmative approval of the Holders of a majority of the shares of the Series B Preferred Stock then outstanding, (a) alter or change adversely the powers, preferences or rights given to the Series B Preferred Stock or alter or amend this Certificate of Designations, (b) authorize or create any class of stock ranking as to distribution of assets upon a liquidation senior to or otherwise pari passu with the Series B Preferred Stock (other than Senior Shares), (c) amend its certificate or articles of incorporation or other charter documents in breach of any of the provisions hereof, (d) change the authorized number of shares of Series B Preferred Stock, (e) liquidate, dissolve or wind-up the business and affairs of the Corporation or effect any Deemed Liquidation Event (as defined below), or (f) enter into any agreement with respect to the foregoing.

a.     A “Deemed Liquidation Event” shall mean: (i) a merger or consolidation in which the Corporation is a constituent party or a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation, except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of the surviving or resulting corporation or if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; or (ii) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation.

b.    The Corporation shall not have the power to effect a Deemed Liquidation Event referred to in Section 4(a) unless the agreement or plan of merger or consolidation for such transaction provides that the consideration payable to the stockholders of the Corporation shall be allocated among the holders of capital stock of the Corporation in accordance with Section 5.

5.    Liquidation.

a.    Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment or provision for payment of debts and other liabilities of the Corporation, before any distribution or payment shall be made to the holders of any Junior Shares by reason of their ownership thereof, but after any distribution or payment to be made to the holders of any Senior Shares and simultaneous with any distribution or payment to be made to the holders of any pari passu shares, the Holders of Series B Preferred Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders an amount with respect to each share of Series B Preferred Stock equal to $10,000.00 (as adjusted for any stock dividends, combinations, splits or the like with respect to such shares), plus any accrued or declared but unpaid Dividends thereon (collectively, the “Series B Liquidation Value”). If, upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, and after any distribution or payment to be made to the holders of any Senior Shares, the amounts payable with respect to the shares of Series B Preferred Stock are not paid in full, the holders of shares of Series B Preferred Stock shall share equally and ratably in any distribution of assets of the Corporation in proportion to the liquidation preference and an amount equal to all accumulated and unpaid Dividends, if any, to which each such holder is entitled.

b.    After payment has been made to the Holders of the Series B Preferred Stock of the full amount of the Series B Liquidation Value, any remaining assets of the Corporation shall be distributed among the holders of Junior Shares in accordance with the Corporation’s Articles of Incorporation.

c.    If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation shall be insufficient to make payment in full to all Holders, then such assets shall be distributed among the Holders at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

d.    The value of any securities to be delivered to the Holders pursuant to this Section 5 shall be determined as follows:

(i)    If listed on a national securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the thirty day period ending three days prior to the date of the Deemed Liqudation Event (the “Deemed Liquidity Date”);

(ii)    If actively traded over the counter, the value shall be deemed to be the average of the closing bid prices over the thirty day period ending three days prior to the Deemed Liquidity Date; and

(iii)    If there is no active public market, the value shall be the fair market value thereof as determined jointly in good faith by the Holder and the Corporation’s board of directors.

6.    Redemption.

a.    Corporation’s Redemption Option. At any time after the initial Issuance Date, the Corporation shall have the right, at the Corporation’s option, to redeem all (but not less than all) of the shares of Series B Preferred Stock, at a price per share of Series B Preferred Stock equal to the Series B Liquidation Value, which redemption may be effectuated in exchange for all (but not less than all) secured promissory notes (the “Promissory Notes”) issued by the Holder to the Corporation as set forth further below.

b.    Mandatory Redemption. If the Corporation (a) enters into an agreement to or otherwise adopts or approves a plan or arrangement with respect to liquidation, dissolution or winding-up of its business and affairs, or (b) effects any Deemed Liquidation Event, the Corporation shall redeem the Series B Preferred Stock at the price set forth in Section 6(a) and in the manner set forth in Section 6(c) and Section 6(d) below.

c.    Mechanics of Redemption. Subject to Section 6(d) below, if the Corporation elects to redeem or is required to redeem the Holders’ Series B Preferred Stock then outstanding, it shall deliver written notice thereof via facsimile and overnight courier (“Notice of Redemption”) to each Holder, which Notice of Redemption shall indicate (A) the number of shares of Series B Preferred Stock that the Corporation is electing to redeem or is required to redeem (which shall not be less than all of the outstanding shares of Series B Preferred Stock), (B) the redemption price calculated under Section 6(a) above, and (C) the manner and the place designated for the surrender of the certificate or certificates representing the shares to be redeemed. The aggregate price of the Preferred Stock to be redeemed at the redemption price calculated under Section 6(a) above is referred to herein as the “Corporation Redemption Price”.

d.    Payment of Redemption Price. Upon receipt by any Holder of a Notice of Redemption, such Holder shall promptly submit to the Corporation such Holder’s Series B Preferred Stock certificates in the manner and at the place designated in the Notice of Redemption. Upon receipt of such Holder’s Series B Preferred Stock certificates, the Corporation shall pay the Corporation Redemption Price at the option of the Company either (i) in cash, or (ii) by offset against and in cancellation of all amounts due and owing under all outstanding promissory notes payable from Holder to the Corporation that were issued by Holder in connection with the exercise of warrants or additional investment rights by such Holder (the “Promissory Notes”) (it being understood that following such offset and cancellation, no further amounts are or shall be due or payable with respect to such shares of Series B Preferred Stock or such Promissory Notes and all of such shares of Series B Preferred Stock and Promissory Notes shall no longer be outstanding). For clarification purposes, in the event that the Corporation elects to pay the Corporation Redemption Price in cash under clause (i) above, it shall so notify Holder and Holder may thereafter elect to instead effect such redemption in exchange for Promissory Notes in accordance with clause (ii) above, in which case clause (ii) above shall apply.

Notwithstanding the foregoing, if, in the event of a mandatory redemption under Section 6(b) above, the funds of the Corporation legally available for redemption of shares of Series B Preferred Stock on any redemption date are insufficient to redeem the total number of shares of Series B Preferred Stock to be redeemed on such date, those funds that are legally available will be used to redeem shares from the Holders ratably in proportion to the aggregate Corporation Redemption Prices that would be payable to each Holder if all shares required to be redeemed were being redeemed. If any Holder holds more than one series of Preferred Stock, the same proportion of each series of shares held by such holder will be redeemed. The shares of Series B Preferred Stock not redeemed shall remain outstanding and be entitled to all the rights and preferences provided herein. If any time thereafter additional funds become legally available for the redemption, such funds will immediately be used to redeem the balance of the shares which the Corporation has become obliged to redeem on any redemption date but which it has not redeemed. In the event that the limitations contained in this paragraph apply with respect to any mandatory redemption under Section 6(b) above and the Company determines, or is required by the Holder, to redeem the shares of Series B Preferred Stock in accordance with clause (ii) of Section 6(d) above, then the percentage of the Series B Preferred Stock then being redeemed as a result of the application of the limitations of this paragraph (in relation to all then outstanding shares Series B Preferred Stock) shall be redeemed in exchange for and in cancellation of the same percentage of then outstanding Promissory Notes (in relation to all then outstanding Promissory Notes) and from and after such redemption, no amounts shall be due and owning as to such shares of Series B Preferred Stock or such Promissory Notes then redeemed and exchanged and such shares of Series B Preferred Stock and such Promissory Notes then redeemed and exchanged shall no longer be outstanding.

7.    Transferability.

a.    The Series B Preferred Stock constitutes “restricted securities” as such term is defined in Rule 144(a)(3) under the Act and may only be disposed of in compliance with U.S. federal securities laws and applicable state securities or “blue sky” laws. Without limiting the generality of the foregoing, the Series B Preferred Stock may not be offered for sale, sold, transferred, assigned, pledged or otherwise distributed unless (A) subsequently registered thereunder, (B) Holder shall have delivered to the Corporation an opinion of counsel reasonably acceptable to the Corporation, in a form generally acceptable to the Corporation, to the effect that such Series B Preferred Stock to be offered for sale, sold, transferred, assigned, pledged or otherwise distributed may be offered for sale, sold, transferred, assigned, pledged or otherwise distributed pursuant to an exemption from such registration, or (C) Holder provides the Corporation and its legal counsel with assurance reasonably acceptable to the Corporation that such Series B Preferred Stock can be offered for sale, sold, transferred, assigned, pledged or otherwise distributed pursuant to Rule 144A promulgated under the Act;

b.    So long as is required by this Section 7, the certificates or other instruments representing the Series B Preferred Stock shall bear any legends as required by applicable state securities or “blue sky” laws, in addition to the following restrictive legend (and that a stop-transfer order shall be placed against transfer of such certificates):

THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY. THESE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN SECURED BY SUCH SECURITIES.

c.    The Corporation shall keep at its principal office, or at the offices of its Transfer Agent, a register of the Series B Preferred Stock. Upon the surrender of any certificate representing Series B Preferred Stock at such place, the Corporation, at the request of the record Holder of such certificate, shall execute and deliver (at the Corporation’s expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of shares represented by the surrendered certificate. Each such new certificate shall be registered in such name and shall represent such number of shares as is requested by the Holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate.

8.    Miscellaneous.

a.    Notices. Any and all notices to the Corporation shall be addressed to the Corporation’s President or Chief Executive Officer at the Corporation’s principal place of business on file with the Secretary of State of the State of Delaware. Any and all notices or other communications or deliveries to be provided by the Corporation to any Holder hereunder shall be in writing and delivered personally, by facsimile, sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile telephone number or address of such Holder appearing on the books of the Corporation, or if no such facsimile telephone number or address appears, at the principal place of business of the Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this section prior to 5:30 p.m. Eastern time, (ii) the date after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this section later than 5:30 p.m. but prior to 11:59 p.m. Eastern time on such date, or (iii) upon actual receipt by the party to whom such notice is required to be given.

b.    Lost or Mutilated Preferred Stock Certificate. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered Holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of Series B Preferred Stock, and in the case of any such loss, theft or destruction upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the Holder is a financial institution or other institutional investor its own agreement shall be satisfactory) or in the case of any such mutilation upon surrender of such certificate, the Corporation shall, at its expense, execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

c.    Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designations and shall not be deemed to limit or affect any of the provisions hereof.

RESOLVED, FURTHER, that the chairman, chief executive officer, president, chief financial officer, or any vice-president, and the secretary or any assistant secretary, of the Corporation be and they hereby are authorized and directed to prepare and file a Certificate of Designation of Preferences, Rights and Limitations of Series B Preferred Stock in accordance with the foregoing resolution and the provisions of Delaware law.

IN WITNESS WHEREOF, the undersigned have executed and acknowledged this Certificate this 22nd day of December 2011.

By:	/s/ Philip C. Ranker
Name: Philip C. Ranker
Title: Interim Chief Financial Officer and Secretary

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